Exhibit 10(gg)

EMPLOYMENT AGREEMENT

Pioneer-Standard Electronics	Position: EVP, Corp Development and Investor Relations Start Date: June 30, 2003 End Date: March 31, 2004

Employee Name: Address:	Martin F. Ellis 8 Webb Ave. Old Greenwich, CT 06870

You are a valuable member Pioneer-Standard employee, and we expect you to make a significant contribution to Pioneer-Standard’s success. As a result, Pioneer-Standard wishes to employ you during the coming year under the terms of this agreement.

1.	Employment Period. You will be employed by Pioneer-Standard for the period beginning with the Start Date set forth above and ending with the End Date set forth above (the “Employment Period”). From and after the End Date, this agreement and the Employment Period will continue from month to month and may only be terminated by you or Pioneer-Standard giving the other at least thirty days’ prior written notice. The end of the Employment Period does not necessarily mean the end of your employment. However, if your employment continues beyond the end of the Employment Period, you will be employed at will, subject to the provisions of Paragraphs 7, 8 and 9 of this agreement, and the terms in Pioneer-Standard’s Employee Manual.

2.	Position. You shall initially be employed in the position set forth above, with the duties and responsibilities customarily associated with that position. From time to time, Pioneer-Standard may determine that it is in Pioneer-Standard’s best interest to add to, subtract from, or otherwise change your duties and responsibilities, or change or eliminate your title.

3.	Best Efforts. You shall devote all of your business time and attention to your duties as an employee of Pioneer-Standard. You shall use your best efforts, energies, and skills to advance the business of Pioneer-Standard, to further and improve its relations with suppliers, customers and others, and to keep available to Pioneer-Standard the services of its employees. You shall perform your duties in compliance with all laws and Pioneer-Standard’s ethical standards.

4.	Compensation. Your compensation will be pursuant to Pioneer-Standard’s standard programs in effect from time to time. Pioneer-Standard reserves the right, however, in its sole discretion, to impose salary reduction, and/or other cost reduction programs which may reduce your targeted cash compensation (provided that any such program is not discriminatory and treats you the same as other Pioneer-Standard employees holding similar positions). You shall be eligible to participate in any and all employee benefit plans made available from time to time to Pioneer-Standard employees generally.

5.	Termination.

A.	Termination for Cause and Voluntary Termination. If your employment terminates prior to the End Date, and such termination is for any of the following reasons: (a) your death, disability, or legal incompetence; (b) the issuance by Pioneer-Standard of a notice terminating your employment “for cause” (which, for these purposes, means breach of any term of this agreement or any other duty to Pioneer-Standard, dishonesty, fraud, or failure to abide by the published ethical standards, conflict of interest, or other policies of Pioneer-Standard, but does not mean simply a failure to attain financial targets); or (c) you voluntarily resign your employment, then your salary will end on the day your employment terminates.

B.	Termination Without Cause. If your employment is terminated by Pioneer-Standard for any reason other than those identified in paragraph 5.A., above, then you will be paid a severance (“Severance Payments”) equal to the greater of (1) continuation of regular base and target incentive salary (if applicable) through the End Date, which will be at the rate applicable to you at the time your employment terminated; or (2) the severance package which you would otherwise have received, based on years of service, under Pioneer-Standard’s applicable severance policy or programs, subject to the provisions of paragraph 8.B., below. The period of time for which Severance Payments are made to you is referred to as the “Severance Period.” In case of termination without cause, you will be eligible to continue to participate in applicable medical and dental coverage program(s) available to Pioneer-Standard employees for the duration of the Severance Period.

C.	Change of Position. If Pioneer-Standard changes your position such that your responsibilities or compensation are substantially lessened, or if you are required to relocate to a facility more than 50 miles away from your current location (referred to collectively as a “Change of Position”), then you may, within 30 days of such Change of Position, give Pioneer-Standard written notice that you are terminating your employment for this reason. Such termination for Change of Position will be deemed a termination by Pioneer without cause for purposes of this Agreement.

6.	Confidential Information. During the course of your employment, you will learn various Pioneer-Standard proprietary or confidential information (including the identity of customers and employees; marketing information and strategies; sales training techniques and programs, acquisition and divestiture opportunities and discussions; and data processing and management information systems, programs, and practices). You shall use such information only in connection with the performance of your duties to Pioneer-Standard and agree not to copy, disclose, or otherwise use such information or contest its confidential or proprietary nature. You agree to return any and all written documents containing such information to Pioneer-Standard upon termination of your employment.

7.	No Hiring. During the Employment Period and for 12 months thereafter, you agree not to employ or retain, have any other person or firm employ or retain, or otherwise participate in the employment or retention of any person who was an employee or consultant of Pioneer-Standard at any time during the 12 months preceding the end of the Employment Period.

8.	Non-Competition.

A.	In the event that (i) Pioneer-Standard terminates your employment for cause or (ii) you voluntarily terminate your employment with Pioneer-Standard prior to the end of the Employment Period for any reason other than Change of Position, you agree that for a period of 12 months after such termination you will not be employed by, own, manage, operate, or control, or participate, directly or indirectly, in the ownership, management, operation, or control of, or be connected with (whether as a director, officer, employee, partner, consultant, or otherwise), any business which competes with the business of Pioneer-Standard, including but not limited to the distribution of electronic parts, components, or systems (the “Non-compete Obligation.”)

B.	If Pioneer-Standard terminates your employment prior to the End Date for any reason other than for cause (or if you terminate your employment for reasons of Change of Position), then the above Non-Compete Obligation will apply to you for the balance of the Employment Period (i.e., until the End Date), unless Pioneer agrees in writing to release you from the Non-Compete Obligation. In addition, Pioneer-Standard may, at its option, extend the Non-Compete Obligation beyond the End Date, for an additional period which will end, at the latest, 12 months after the date of your termination. This additional period (beginning on the End Date and continuing for the duration of the Non-Compete Obligation) is referred to as the “Extended Non-Compete Period.” If Pioneer-Standard elects to extend your Non-Compete Obligation beyond the End Date, Pioneer-Standard will pay your regular base and target incentive salary (if applicable), in accordance with regular payroll practices (the “Non-competition Payments”), during the Extended Non-Compete Period.

If the Severance Period applicable to you under Paragraph 5, above, extends beyond the End Date, then any Non-Competition Payments made to you will be in lieu of Severance Payments during the Extended Non-Compete Period. All decisions as to (i) whether to extend your Non-compete Agreement beyond the End Date (and therefore, whether to make Non-competition Payments to you); and (ii) the duration of any such Extended Non-Compete Period, shall be within the sole discretion of Pioneer-Standard, and will be communicated to you at the time of termination. The Non-competition Payments described in this subparagraph apply only to termination of your employment by Pioneer for reasons other than for cause, or if you terminate your employment for reasons of Change of Position.

C.	It is understood and acknowledged that any Non-compete Obligation arising under Paragraph 8 shall be in addition to any other obligations on your part under this Agreement, including but not limited to the confidentiality and no-hiring provisions of Paragraphs 6 and 7 above.

9.	Specific Performance and Injunctive Relief. You acknowledge that Pioneer-Standard will be irreparably damaged if the provisions of this agreement are not specifically enforced, that monetary damages will not provide an adequate remedy to Pioneer-Standard, and that Pioneer-Standard is entitled to an injunction (preliminary, temporary, or final) restraining any violation of this agreement (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not exclusive and shall be in addition to any other remedy which Pioneer-Standard may have.

10.	Severability and Reformation. The provisions of Paragraphs 6 through 10 of this agreement constitute independent and separable covenants which shall survive termination or expiration of the Employment Period and any Extended Period. Any paragraph, phrase, or other provision of this agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule shall be deemed, if possible, to be omitted from this agreement. The invalidity of any portion hereof shall not affect the validity of the remaining portions.

11.	General. This agreement constitutes our full understanding relating to your employment with Pioneer-Standard. It is governed by and is to be construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to principles of conflicts of law. In the event of a conflict between the terms hereof and the provisions of Pioneer-Standard’s Employee Handbook, the terms hereof shall control; otherwise, the provisions of the Employee Handbook shall remain applicable to your employment relationship. This agreement may not be superseded, amended, or modified except in a writing signed by both parties.

In witness whereof the parties have executed this agreement this 30th day of June, 2003.

Pioneer-Standard Electronics,Inc.
/s/ Martin F. Ellis Martin F. Ellis	By: /s/ Arthur Rhein Arthur Rhein